Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the ADC Telecommunications, Inc. 2010 Global Stock Incentive Plan of our reports dated November 20, 2009, with respect to the consolidated financial statements and schedule of ADC Telecommunications, Inc., included in its Annual Report (Form 10-K) for the year ended September 30, 2009, and the effectiveness of internal control over financial reporting of ADC Telecommunications, Inc. filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Minneapolis, MN
February 9, 2010